Exhibit 99.1


      Point Therapeutics Announces Further Management Reductions

    BOSTON--(BUSINESS WIRE)--July 27, 2007--Point Therapeutics, Inc. (NASDAQ: POTP) today announced further reductions in its management staff. As part of this headcount reduction, effective July 25, 2007, the Company has terminated the employment of Donald Kiepert, Chairman and Chief Executive Officer; Richard Small, Senior Vice President and Chief Financial Officer; Michael Duffy, Senior Vice President and General Counsel; and Barry Jones, PhD., Senior Vice President and Chief Scientific Officer. These individuals have been paid in accordance with the Company's base severance policy of two weeks of salary plus an additional week of salary for each full year of service, and these payments do not reflect any additional amounts that may, under certain circumstances, be paid to these employees in the future under their existing employment agreements. The Company estimates that the total aggregate charge for the base severance payments associated with this work force reduction is approximately $285,000. The Company plans to utilize some or all of these recently terminated employees as part of a more variable-cost consulting team to help the company as it seeks a buyer or partner for its technology and related intellectual property and other assets, in bankruptcy or otherwise. In addition, as previously announced, the Company will be relocating next week to a smaller, temporary suburban space.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company which has studied its lead product candidate, talabostat, in two Phase 3 double blind placebo-controlled trials in metastatic non-small cell lung cancer. Recent interim clinical results led the Company's Independent Data Monitoring Committee to recommend stopping the Company's two Phase 3 talabostat studies as a potential treatment for patients in advanced non-small cell lung cancer, and the talabostat clinical development program was subsequently put on clinical hold by the FDA. The Company has also studied talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia and in combination with gemcitabine in Stage IV pancreatic cancer.

    Certain statements contained herein are not strictly historical and are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward-looking statements due to risks and uncertainties to which the Company is subject, and other factors that are described in Form 10-Q filed with the Securities and Exchange Commission on May 10, 2007, and from time to time in Point's other reports filed with the Securities and Exchange Commission.


    CONTACT: Point Therapeutics, Inc.
             Richard Small, 617-933-2136